================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Intel Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


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     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

INTEL CORPORATION
2200 Mission College Blvd.
P. O. Box 58119
Santa Clara, CA 95052-8119
(408) 765-8080

[LOGO OF INTEL]

Dear Stockholder:

   Intel's 2000 Annual Meeting of Stockholders will be held on May 17, 2000 at the Santa Clara Convention Center in Santa Clara, California, and we look forward to your attendance either in person or by proxy. The notice of annual meeting, the proxy statement and the proxy card from the Board of Directors are enclosed. The materials provide further information concerning the annual meeting. Stockholders may access the notice of annual meeting and the proxy statement via the Internet at the Web site address indicated on the proxy card. Some of our stockholders will be accessing these materials and voting via the Internet and will not be receiving a paper proxy card by mail.

   At this year's annual meeting, the agenda includes the annual election of directors, a proposal to approve amendment of the company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 4.5 billion to 10 billion, a proposal to approve amendment and extension of the company's Executive Officer Bonus Plan and a proposal to ratify appointment of our independent auditing firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors, FOR the proposal to approve amendment of the company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, FOR approval of amendment and extension of the Executive Officer Bonus Plan and FOR ratification of appointment of the independent auditors. Please refer to the proxy statement for detailed information on each of the proposals. If you have any further questions concerning the annual meeting or any of the proposals, please contact Harris Trust and Savings Bank at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5125 (outside the U.S. and Canada, call collect), or speak with D. F. King & Co., our proxy solicitors, at (800) 487-4870 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada, call collect).

Sincerely yours,

/s/ Andrew S. Grove
Andrew S. Grove
Chairman of the Board

                                Notice of 2000 Annual Meeting of Stockholders and Proxy Statement


[LOGO OF INTEL]

                                [LOGO OF INTEL]

                               INTEL CORPORATION

                               ----------------

                   Notice of Annual Meeting of Stockholders
                                 May 17, 2000
                            10:00 a.m. Pacific Time

                               ----------------

Dear Stockholder:

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Intel Corporation which will be held on May 17, 2000 at the Santa Clara Convention Center, Santa Clara, California, at 10:00 a.m. Pacific Time. A map to the location appears on the back cover of the proxy statement. The annual meeting is being held for the following purposes:

  1. To elect a Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

  2. To approve amendment of the company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 4.5 billion to 10 billion.

  3. To approve amendment and extension of the company's Executive Officer Bonus Plan.

  4. To ratify the appointment of the accounting firm of Ernst & Young LLP as independent auditors for the company for the current year.

  5. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

   These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record on the books of the company at the close of business on March 20, 2000 will be entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection at the offices of the company, 2200 Mission College Blvd., Santa Clara, California 95052-8119, for 10 days prior to the annual meeting.

   The company requests that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card or voting instruction form. If you have shares registered directly with the company's transfer agent, Harris Trust and Savings Bank ("Harris Bank"), you may choose to vote those shares via the Internet at Harris Bank's voting Web site (www.harrisbank.com/wproxy), or you may vote telephonically, within the U.S. and Canada only, by calling Harris Bank at (888) 266-6795 (toll-free). If you hold Intel shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. If your Intel shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See "Voting Via the Internet or By Telephone" in the proxy statement for further details.

                                          THE BOARD OF DIRECTORS

                                          /s/ F. Thomas Dunlap, Jr.
                                          By: F. THOMAS DUNLAP, JR.
                                          Secretary

Santa Clara, California
April 12, 2000

DOORS WILL OPEN AT 9:30 a.m.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Notice of Annual Meeting of Stockholders
Proxy Statement
  Proposal 1: Election of Directors.......................................   2
  Board Committees and Meetings...........................................   6
  Corporate Governance Guidelines and Policies............................   7
  Directors' Compensation.................................................   8
  Security Ownership of Certain Beneficial Owners and Management..........   9
  Stock Price Performance Graph...........................................  10
  Report of the Compensation Committee on Executive Compensation..........  11
  Compensation Committee Interlocks and Insider Participation.............  15
  Employment Contracts and Change of Control Arrangements.................  15
  Executive Compensation..................................................  16
  Proposal 2: Amendment of the Company's Restated Certificate of
   Incorporation to Increase the Number of Authorized Shares of Common
   Stock from 4.5 Billion to 10 Billion...................................  18
  Proposal 3: Approval of Amendment and Extension of the Company's
   Executive Officer Bonus Plan...........................................  20
  Proposal 4: Ratification of Selection of Independent Auditors...........  23
  Other Matters...........................................................  23
  Voting Via the Internet or By Telephone.................................  25
  Exhibit A--Intel Corporation Executive Officer Bonus Plan...............  26
Communicating with the Company............................................  27
Directions to the Santa Clara Convention Center..................... Back Cover

VOTING THE PROXY CARD

   If you wish to vote on the paper proxy card instead of via the Internet or by telephone, please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

   The immediate return of your proxy will be of great assistance in preparing for the annual meeting and is therefore urgently requested, even if you plan to attend the annual meeting. If you attend the annual meeting and have made arrangements to vote in person, your proxy card will not be used.

VOTING ELECTRONICALLY OR BY TELEPHONE

   Instead of submitting your proxy vote with the paper proxy card, you may be able to vote electronically via the Internet or by telephone. See "Voting Via the Internet or By Telephone" on page 25 of the proxy statement for further details. Please note that there are separate Internet and telephone voting arrangements, depending upon whether shares are registered in your name or in the name of a broker or bank.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

   The annual meeting will be held at 10:00 a.m. Pacific Time on May 17, 2000 at the Santa Clara Convention Center, Santa Clara, California, located at the corner of Great America Parkway and Tasman Drive. A map to the Convention Center is printed on the back cover of this proxy statement. Signs will direct you to the conference room where the annual meeting will be held. Please note that the doors to the meeting room at the Convention Center will not open for admission until 9:30 a.m.

   If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy and bring it to the annual meeting in order to vote.

                                [LOGO OF INTEL]

                               INTEL CORPORATION
                          2200 Mission College Blvd.
                          Santa Clara, CA 95052-8119

                               ----------------

                                PROXY STATEMENT

   The enclosed proxy is solicited by the Board of Directors of Intel Corporation for use in voting at the Annual Meeting of Stockholders to be held at the Santa Clara Convention Center, Santa Clara, California, on Wednesday, May 17, 2000, at 10:00 a.m. Pacific Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice of annual meeting.

Voting and Revocability of Proxies

   When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

  .  FOR the election of the nominees for directors set forth herein,

  . FOR approval of amendment to the company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 4.5 billion to 10 billion,

  . FOR approval of amendment and extension of the company's Executive Officer Bonus Plan and

  .  FOR ratification of the appointment of auditors.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the annual meeting, by giving written notice to the Secretary of the company prior to the annual meeting or by giving a later dated proxy.

   If you are a participant in the company's 401(k) Savings Plan, the proxy represents the number of shares in your plan account as well as other shares registered in your name. For those shares in your plan account, the proxy will serve as a voting instruction for the trustee of the plan. If voting instructions are not received by the trustee for shares in your plan account, the trustee will not be able to vote those shares on your behalf.

   Each share of Intel common stock outstanding on the record date will be entitled to one vote on all matters. The 11 candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected. Amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of common stock will require the affirmative vote of a majority of the company's outstanding common stock, and amendment and extension of the Executive Officer Bonus Plan and ratification of the independent auditors for the company for the current year will each require the affirmative vote of a majority of the shares of the company's common stock present or represented and entitled to vote at the annual meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not counted or deemed to be present or represented for purposes of determining whether stockholder approval of a matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Record Date and Share Ownership

   Only stockholders of record on the books of the company at the close of business on March 20, 2000 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. As of the close of business on February 25, 2000, the company had 3,342,062,761 outstanding shares of common stock. Copies of this proxy statement were first released to stockholders on April 12, 2000.

PROPOSAL 1: ELECTION OF DIRECTORS

   Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. Each of the current directors has been nominated for election to the Board of Directors. If any such nominee is unable or unwilling to serve as a nominee for the office of director at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee who shall be designated by the proxy holders or by the present Board of Directors to fill such vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual meeting of stockholders following the 2000 annual meeting or until their successors, if any, are elected or appointed. The Board of Directors recommends a vote "FOR" the election of each of the nominees listed below.

-------------------------------------------------------------------------------

Craig R. Barrett                 Craig R. Barrett has been President of Intel
60 Years Old                     since 1997, Chief Executive Officer since
Director Since 1992              1998 and a director of the company since
President and Chief              1992. Dr. Barrett joined the company in 1975.
Executive Officer of             In 1984, he was elected Vice President and in
the Company                      1985, he became Vice President and General
                                 Manager of the Components Technology and Manufacturing Group. Dr. Barrett became a
                                 Senior Vice President in 1987 and General
                                 Manager of the Microcomputer Components Group in 1989. He was an Executive Vice President from 1990 to 1997 and Chief Operating Officer from 1993 to 1998. Dr. Barrett is also a director of U.S. West, Inc. and a member of the National Academy of Engineering.

                     [PHOTO OF CRAIG R. BARRETT]


-------------------------------------------------------------------------------

John P. Browne                   John P. Browne has been a director of Intel
52 Years Old                     since 1997. He has been a Managing Director
Director Since 1997              since 1991 and Group Chief Executive since
Group Chief                      1995 of BP Amoco p.l.c., a provider of energy
Executive of BP                  and petrochemicals. Mr. Browne is also a
Amoco p.l.c.                     director of the Goldman Sachs Group, Inc., a
                                 member of the Supervisory Board of
                                 DaimlerChrysler AG and a Trustee of the
                                 British Museum. He is a Fellow of the Royal
                                 Academy of Engineering in the United Kingdom, a Fellow of the Institute of Mining and Metallurgy, a Fellow of the Institute of Physics, an Honorary Fellow of the Institute of Chemical Engineers and an Honorary Fellow of St. John's College, Cambridge. Mr. Browne is also Emeritus Chairman of the Advisory
                                 Board of the Graduate School of Business,
                                 Stanford University, a trustee of The
                                 Conference Board, Inc. and a Vice President and Member of the Board of the Prince of Wales Business Leaders Forum.

                     [PHOTO OF JOHN P. BROWNE]


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Winston H. Chen                  Winston H. Chen has been a director of Intel
58 Years Old                     since 1993 and is Chairman of the Audit
Director Since 1993              Committee of the Board of Directors. He is
Chairman of                      Chairman of Paramitas Foundation, a
Paramitas Foundation             charitable foundation. Between 1978 and 1994,
                                 he held several positions, including
                                 President, Chief Executive Officer and
                                 Chairman of the Board of Directors, at
                                 Solectron Corporation, an electronics
                                 contract manufacturer in Milpitas,
                                 California. Dr. Chen continues as a director of Solectron. He is also a director of Edison
                                 International and a member of the Board of Trustees of Santa Clara University and the
                                 Board of Trustees of Stanford University.

                     [PHOTO OF WINSTON H. CHEN]


-------------------------------------------------------------------------------

Andrew S. Grove                  Andrew S. Grove has been a director of Intel
63 Years Old                     since 1974 and Chairman of the Board since
Director Since 1974              1997. Dr. Grove participated in founding the
Chairman of the                  company in 1968 and served as Vice President
Board of the Company             and Director of Operations through 1974. He
                                 became Executive Vice President in 1975 and was Chief Operating Officer from 1976 to
                                 1987. Dr. Grove was President from 1979 to
                                 1997 and Chief Executive Officer from 1987 to
                                 1998. He is a part-time Lecturer at the
                                 Graduate School of Business, Stanford
                                 University, and a director of CaP CURE and the International Rescue Committee. Dr. Grove is also a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers ("IEEE").

                     [PHOTO OF ANDREW S. GROVE]


-------------------------------------------------------------------------------

D. James Guzy                    D. James Guzy has been a director of Intel
64 Years Old                     since 1969 and is Chairman of the Nominating
Director Since 1969              Committee of the Board. Since 1969, he has
Chairman of Arbor                been Chairman of Arbor Company, a limited
Company                          partnership engaged in the electronics and
                                 computer industry. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc. and a director of Cirrus Logic, Inc., Micro
                                 Component Technology, Inc., Novellus Systems,
                                 Inc., Davis Selected Group of Mutual Funds and Alliance Capital Management Technology
                                 Fund.

                     [PHOTO OF D. JAMES GUZY]


-------------------------------------------------------------------------------

Gordon E. Moore                  Gordon E. Moore has been a director of Intel
71 Years Old                     since 1968 and Chairman Emeritus of the Board
Director Since 1968              since 1997. Dr. Moore serves as Chairman of
Chairman Emeritus of             the Executive Committee and of the Finance
the Board of the                 Committee of the Board. He co-founded the
Company                          company in 1968 and has served on the Board
                                 since that time. Prior to 1975, he served as Executive Vice President. Between 1975 and
                                 1979, Dr. Moore served as President, and between 1975 and 1987, he served as Chief
                                 Executive Officer. Dr. Moore served as
                                 Chairman of the Board from 1979 to 1997.
                                 Currently, he is also a director of Gilead
                                 Sciences, Inc. In addition, Dr. Moore is
                                 Chairman of the Board of Trustees of the California Institute of Technology, a member of the National Academy of Engineering, a Fellow of the IEEE and a member of the Board of Directors of Conservation International.

                     [PHOTO OF GORDON E. MOORE]


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

David S. Pottruck                David S. Pottruck has been a director of
51 Years Old                     Intel since 1998. Mr. Pottruck is President
Director Since 1998              and Co-Chief Executive Officer of The Charles
President and Co-                Schwab Corporation, a financial services
Chief Executive                  provider. Mr. Pottruck is a member of the
Officer of                       Board of Governors of the National
The Charles Schwab               Association of Securities Dealers and is also
Corporation                      a director of McKesson HBOC, Preview Travel,
                                 Inc., Bay Area Sports Organizing Committee and the U.S. Ski and Snowboard Team
                                 Foundation. He is a trustee of the University of Pennsylvania.

                     [PHOTO OF DAVID S. POTTRUCK]



-------------------------------------------------------------------------------

Jane E. Shaw                     Jane E. Shaw has been a director of Intel
61 Years Old                     since 1993 and is Chairman of the
Director Since 1993              Compensation Committee of the Board. Dr. Shaw
Chairman and Chief               is Chairman and Chief Executive Officer of
Executive Officer of             AeroGen, Inc., a private company specializing
AeroGen, Inc.                    in controlled delivery of drugs to the lungs.
                                 She founded The Stable Network, a
                                 biopharmaceutical consulting company, in
                                 1995. She was President and Chief Operating
                                 Officer of ALZA Corporation, a drug delivery company, from 1987 to 1994. Dr. Shaw is currently Chairman of the Board of IntraBiotics Pharmaceuticals, Inc. and a director of Aviron, McKesson HBOC and Boise
                                 Cascade Corporation.

                     [PHOTO OF JANE E. SHAW]


-------------------------------------------------------------------------------

Leslie L. Vadasz                 Leslie L. Vadasz has been a director of Intel
63 Years Old                     since 1988 and has been Executive Vice
Director Since 1988              President and President, Intel Capital
Executive Vice                   (formerly Corporate Business Development),
President                        since January 2000. Intel Capital is
and President, Intel             responsible for the company's strategic
Capital                          investment programs. Mr. Vadasz joined the
                                 company in 1968 when it was founded and has held various positions at Intel since that date. Mr. Vadasz was Senior Vice President of the company and Director of Corporate
                                 Business Development from 1991 to January
                                 2000. He is a Fellow of the IEEE.

                     [PHOTO OF LESLIE L. VADASZ]


-------------------------------------------------------------------------------

David B. Yoffie                  David B. Yoffie has been a director of Intel
45 Years Old                     since 1989. He is Lead Independent Director
Director Since 1989              and Chairman of the Corporate Governance
Professor of                     Committee of the Board. He has been the Max &
International                    Doris Starr Professor of International
Business                         Business Administration at the Harvard
Administration,                  Business School since 1993 and has been on
Harvard Business                 the Harvard University faculty since 1981. He
School                           is also a director of the National Bureau of
                                 Economic Research.

                     [PHOTO OF DAVID B. YOFFIE]


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Charles E. Young                 Charles E. Young has been a director of Intel
68 Years Old                     since 1974. He currently serves as Interim
Director Since 1974              President of the University of Florida and is
Interim President of             Chancellor Emeritus of the University of
the University of                California at Los Angeles. Dr. Young served
Florida                          as Chancellor of the University of California
                                 at Los Angeles from 1968 to 1997. He is a director of Nicholas-Applegate Fund, Inc. and a trustee of Nicholas-Applegate Mutual Funds and Student Advantage, Inc.

                     [PHOTO OF CHARLES E. YOUNG]


-------------------------------------------------------------------------------

   Except as noted above, each of the nominees has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" and is based upon information furnished by the respective individuals.

Directors Emeriti

   The following former directors of the company have been elected by the Board to serve as Directors Emeriti. Directors Emeriti are eligible to attend Board and committee meetings, but they do not have voting rights.

-------------------------------------------------------------------------------

Max Palevsky         Max Palevsky is a self-employed industrialist and was a
75 Years Old         director of Intel from 1968 to 1997. In 1961, Mr.
Director Emeritus    Palevsky founded Scientific Data Systems, Inc., which was
Since 1997           acquired by Xerox Corporation in 1969, at which time he
Self-Employed        became a director and Chairman of the Executive Committee
Industrialist        of Xerox Corporation. He retired as a director of Xerox
                     Corporation in 1972. Mr. Palevsky's term as Director
                     Emeritus will end in May 2000.


-------------------------------------------------------------------------------

Arthur Rock          Arthur Rock is a principal of Arthur Rock and Company, a
73 Years Old         venture capital firm, and was a director of Intel from
Director Emeritus    1968 to 1999. He is also a director of Echelon
Since 1999           Corporation, a Life Trustee of the California Institute
Venture Capitalist   of Technology and a member of the Board of Governors of
                     the National Association of Securities Dealers.


-------------------------------------------------------------------------------

BOARD COMMITTEES AND MEETINGS

   The company currently has standing Executive, Audit, Finance, Nominating, Corporate Governance and Compensation Committees of the Board of Directors. Each of these committees has a written charter that has been approved by the Board. The members of the committees are identified in the following table.

                                                  Corporate
   Director    Executive Audit Finance Nominating Governance Compensation
-------------------------------------------------------------------------
  C. Barrett       X
-------------------------------------------------------------------------
  J. Browne                X                                      X
-------------------------------------------------------------------------
  W. Chen                Chair                                    X
-------------------------------------------------------------------------
  A. Grove         X
-------------------------------------------------------------------------
  J. Guzy                  X             Chair        X
-------------------------------------------------------------------------
  G. Moore       Chair          Chair
-------------------------------------------------------------------------
  D. Pottruck              X      X                               X
-------------------------------------------------------------------------
  J. Shaw                                  X          X         Chair
-------------------------------------------------------------------------
  L. Vadasz
-------------------------------------------------------------------------
  D. Yoffie        X              X        X        Chair
-------------------------------------------------------------------------
  C. Young                        X        X          X


   The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by Delaware law. The Executive Committee did not hold any meetings in 1999.

   During 1999, the former Audit & Finance Committee was divided into two separate committees, the Audit Committee and the Finance Committee. In 1999, the Audit & Finance Committee held two meetings, the Audit Committee held one additional, separate meeting, and the Finance Committee held four additional, separate meetings.

   The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the company's independent auditors. The Audit Committee recommends for approval by the Board of Directors an independent firm of certified public accountants whose duty it is to audit the financial statements of the company for the fiscal year in which they are appointed. The Audit Committee monitors the activities of the company's internal and external auditors, including the audit scope, the external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform advisory services. The Audit Committee also reviews the results of the internal and external audit work to assess the adequacy and appropriateness of the company's financial and accounting controls. The Audit Committee reviews changes in accounting standards that impact the financial statements and discusses with management major events, including legal matters and tax audits, that may have significant financial impact or are the subject of discussions with the independent auditors. In addition, the Audit Committee oversees the company's internal compliance programs. The composition of the Audit Committee and the attributes of its members, and the responsibilities of the Audit Committee as reflected in its charter, are intended to be in accord with Securities and Exchange Commission rules and Nasdaq listing requirements adopted in December 1999 with regard to corporate audit committees.

   The Finance Committee reviews and recommends matters related to the company's capital structure, including issuance and restructuring of debt and equity securities; the company's dividend policy and dividend declarations; banking arrangements, including investments of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves structured finance and other cash management transactions whose authorization is not otherwise approved by the Board of Directors or delegated to the company's management.

   The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board. The Nominating Committee held one meeting during 1999. The Nominating Committee will consider nominees proposed by the stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating Committee's consideration may do so by giving the candidate's name and qualifications in writing to the Secretary of the company at the following address: M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119.

   The Corporate Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Corporate Governance Committee also reviews and assesses the effectiveness of the Board's Guidelines on Significant Corporate Governance Issues and recommends to the Board proposed revisions thereto. In addition, the Corporate Governance Committee makes recommendations to the Board regarding the agenda for the company's annual meetings of stockholders and reviews stockholder proposals and makes recommendations to the Board for action on such proposals. The Corporate Governance Committee held one meeting during 1999.

   The Compensation Committee administers the company's stock option plans, including the review and grant of stock options to officers and other employees under the company's stock option plans. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the company. The Compensation Committee held one meeting during 1999.

   The Board of Directors held eight meetings during 1999. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and those committees on which he or she served in 1999.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES

   The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues ("Corporate Governance Guidelines") and the Board's Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the Board's Corporate Governance Guidelines include the following:

  . A majority of the members of the Board of Directors are independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from the company other than Board compensation.

  . Directors stand for re-election every year. Directors may not stand for re-election after age 72.

  .  Members of Board committees are appointed by the Board.

  . The Audit, Nominating, Compensation and Corporate Governance Committees consist entirely of independent directors.

  . The Board has a process whereby the Board and its members are subject to periodic self-evaluation and assessment.

  . The Board no less than annually reviews the company's strategic long-range plan, business unit initiatives, capital projects and budget matters.

  . The Board has established the position of Lead Independent Director, which is currently held by Dr. Yoffie. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running these meetings.

  . Succession planning and management development are reported periodically by the Chief Executive Officer to the Board.

  . The Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually.

  . Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For additional information, see "Report of the Compensation Committee on Executive Compensation."

The Corporate Governance Guidelines are published on the Internet at the company's Investor Relations Web site (www.intc.com).

DIRECTORS' COMPENSATION

   Directors who are company employees receive no additional or special remuneration for serving as directors. Each of the non-employee directors was paid a retainer fee of $24,000 in 1999. In addition, non-employee directors receive a fee of $4,000 plus out-of-pocket expenses for each regular Board of Directors meeting attended. Non-employee directors also receive a fee of $500 for each special telephonic Board of Directors meeting attended. Mr. Yoffie received an additional $3,000 in 1999 as Lead Independent Director.

   Non-employee directors are also granted stock options by the company. In accordance with the company's 1984 Stock Option Plan, option grants to non-employee directors may not exceed 20,000 shares per director per year, and the exercise price of the options must be equal to the fair market value on the date of grant. During 1999, each non-employee director was granted an option to purchase a total of 7,500 shares at an exercise price of $58.78 per share. In addition, upon joining the Board in January 1999, Mr. Pottruck received an initial option grant of 10,000 shares at an exercise price of $67.16 per share. Non-employee director options are exercisable in full one year from the date of grant.

   The company has a deferred compensation plan for non-employee directors. Under this plan, non-employee directors may elect to defer up to 100% of their annual retainer, meeting fees and the fee for acting as Lead Independent Director, and receive an investment return on the deferred funds as if the funds were invested in the company's common stock. Non-employee directors participating in the plan may make irrevocable elections to receive the deferred funds in a lump sum or in equal annual installments over 5 years or 10 years, and to begin receiving distributions at retirement or at the earlier of retirement and a date specified at the time of the election, which cannot be less than 24 months from the election date. This deferred non-employee director compensation is an unsecured obligation of the company. Dr. Yoffie participated in the deferred compensation plan for 1999.

   In 1998, the Board terminated its retirement program for non-employee directors. The retirement program provided a retirement benefit to any non-employee director who had at least 10 years of service or who retired after the age of 65 with at least 5 years of service. Previously retired non-employee directors were unaffected by the termination, and all non-employee directors serving at the time of termination were vested with the number of years served (regardless of whether they had met the previous vesting requirements). No further years of service will accrue for purposes of retirement benefits. Directors vested under the program receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning at commencement of retirement and continuing for the lesser of the number of years served as a non-employee director or the life of the director. In 1999, Messrs. Palevsky and Rock, and Richard Hodgson and Sanford Kaplan, former directors of the company, each was paid $24,000 under the program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   To the company's knowledge, the following sets forth information regarding ownership of the company's outstanding common stock on February 25, 2000 by
(i) beneficial owners of more than 5% of the outstanding shares of common stock, (ii) each director, director emeritus and named executive officer, and
(iii) all directors, directors emeriti and all executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

                                           Number of Shares of
                                               Common Stock
                                            Beneficially Owned       Percent of
Stockholder                                at February 25, 2000        Class
-----------                                --------------------      ----------
Gordon E. Moore, Director and Chairman
 Emeritus.................................     177,325,199       (1)    5.3%
Craig R. Barrett, Director, President and
 Chief Executive Officer..................       2,568,703       (2)      *
John P. Browne, Director..................          30,800       (3)      *
Winston H. Chen, Director.................         490,000       (4)      *
Andrew S. Grove, Director and Chairman....       5,345,753       (5)      *
D. James Guzy, Director...................       6,566,176       (6)      *
David S. Pottruck, Director...............          94,200       (7)      *
Jane E. Shaw, Director....................         328,098       (8)      *
Leslie L. Vadasz, Director and Executive
 Vice President...........................       3,290,317       (9)      *
David B. Yoffie, Director.................         203,200      (10)      *
Charles E. Young, Director................          21,800      (11)      *
Arthur Rock, Director Emeritus............      10,497,018      (12)      *
Max Palevsky, Director Emeritus...........         512,738                *
Paul S. Otellini, Executive Vice
 President................................       1,139,086      (13)      *
Gerhard H. Parker, Executive Vice
 President................................         962,588      (14)      *
All directors, directors emeriti and all
 executive officers as a group
 (21 individuals).........................     211,788,052      (15)    6.3%

-------
 * Less than 1%.
 (1) Includes 240,600 shares held in trusts established for the benefit of Dr. Moore's spouse, as to which Dr. Moore disclaims beneficial ownership.
 (2) Includes outstanding options to purchase 1,248,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
 (3) Includes outstanding options to purchase 30,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
 (4) Includes outstanding options to purchase 320,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
 (5) Includes outstanding options to purchase 564,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date. Also includes 733,800 shares owned by a private charitable foundation, as to which Dr. Grove shares asset voting and disposition authority. Dr. Grove does not have a pecuniary interest in the shares held by the foundation.
 (6) Includes 6,164,640 shares held by the Arbor Company of which Mr. Guzy is a general partner. Also includes outstanding options to purchase 80,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
 (7) Includes outstanding options to purchase 10,000 shares, which were exercisable as of February 25, 2000 or within 60 days from such date. Includes 400 shares held by Mr. Pottruck's daughter and 1,000 shares held by Mr. Pottruck's son. Includes an aggregate of 12,600 shares held in three separate annuity trusts for the benefit of Mr. Pottruck's brother and 6,250 shares held in a limited liability partnership for which Mr. Pottruck has asset voting and disposition authority. Also includes 20,000 shares owned by three separate trusts. The beneficiary of such trusts is a private charitable foundation for which Mr. Pottruck shares asset voting and disposition authority. Also includes 20,000 shares owned by such private charitable foundation. Mr. Pottruck does not have a pecuniary interest in the shares held by the private charitable foundation or the aforementioned trusts established for the benefit of such foundation.
 (8) Includes outstanding options to purchase 312,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
 (9) Includes outstanding options to purchase 278,208 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
(10) Includes outstanding options to purchase 200,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
(11) Includes outstanding options to purchase 20,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
(12) Includes 3,840 shares held by Mr. Rock's spouse, as to which Mr. Rock disclaims any beneficial interest because he does not have voting or disposition authority for such shares. Also includes outstanding options to purchase 120,000 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
(13) Includes outstanding options to purchase 976,250 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
(14) Includes outstanding options to purchase 589,696 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.
(15) Includes outstanding options to purchase 6,283,268 shares, which were exercisable as of February 25, 2000, or within 60 days from such date.

STOCK PRICE PERFORMANCE GRAPH

   Set forth below is a line graph comparing the cumulative total stockholder return on Intel common stock against the cumulative total return of the S&P 500 Index and the Dow Jones Technology Index for the period of five fiscal years commencing December 31, 1994 and ending December 25, 1999. The graph and table assume that $100 was invested on December 31, 1994 in each of Intel common stock, the S&P 500 Index and the Dow Jones Technology Index, and that all dividends were reinvested. This data was furnished by Standard & Poor's Compustat Services, Inc. and Dow Jones and Company, Inc. Cumulative total stockholder return for Intel common stock and the Dow Jones Technology Index are based on Intel's fiscal year. Cumulative total stockholder return for the S&P 500 Index is based on a calendar year.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN AMONG INTEL,
THE S&P 500 INDEX AND THE DOW JONES TECHNOLOGY INDEX

                        [STOCK PRICE PERFORMANCE GRAPH]

                                                 1994 1995 1996 1997 1998  1999
                                                 ---- ---- ---- ---- ---- ------
Intel Corporation............................... $100 $178 $426 $447 $789 $1,051
S&P 500 Index................................... $100 $138 $169 $226 $290 $  351
Dow Jones Technology Index...................... $100 $142 $186 $217 $367 $  604

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors administers the company's executive compensation program. In this regard, the role of the Compensation Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries and other compensation of the executive officers of the company and to administer the Executive Officer Bonus Plan (the "EOBP"). The Compensation Committee also reviews and approves various other company compensation policies and matters, and administers the company's stock option plans, including the review and approval of stock option grants to the executive officers of the company.

General Compensation Philosophy

   The company's general compensation philosophy is that total cash compensation should vary with the performance of the company in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of the stockholders. The company has several performance-based compensation programs in which the majority of Intel's employees are eligible to participate. Most company employees not compensated on a commission basis participate in the Employee Bonus Program (the "EBP"). For the executive officers, participation in the EOBP is in lieu of participation in the EBP.

   Total cash compensation for the majority of Intel's employees, including its executive officers, consists of the following components:

  .  Base salary;

  . A cash bonus (either through the EBP or the EOBP) that is related to earnings per share of the company and is based on an individual bonus target for the performance period (see "Executive Officer Bonus Plan" for a discussion of the bonus plan covering executive officers); and

  . A cash bonus that is proportional to corporate profitability (see "Employee Cash Bonus Plan").

   Long-term incentive compensation is realized through the granting of stock options to most employees, including eligible executive officers. In addition, the company has assumed incentive plans in connection with mergers and acquisitions, including vested and unvested in-the-money stock option grants. At the time of assumption, these grants and plans are converted to become options on or grants of Intel common stock. No new grants are made under such assumed plans, and no directors or executive officers of the company are recipients of grants made pursuant to such plans.

   In addition to encouraging stock ownership by granting stock options, the company further encourages its employees to own company stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy company stock at a discount to the market price with up to 10% of their salary and bonuses (subject to certain limits), therefore allowing employees to profit when the value of the company's stock increases over time.

Setting Executive Compensation

   In setting the base salary and individual bonus target amount (together referred to as "BSBT") for executive officers, the Compensation Committee reviews information relating to executive compensation of U.S.-based companies that are considered generally comparable to the company (a substantial majority of which companies are included in the Dow Jones Technology Index). While there is no specific formula that is used to set pay in relation to this market data, executive officer BSBT is generally set to be slightly below the average salaries for comparable jobs in the marketplace. However, when the company's business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the company's performance-based compensation programs may lead to total cash compensation levels that are higher than the average salaries for comparable jobs. The Compensation Committee also reviews the compensation levels of the executive officers for internal consistency relative to the 100 most highly paid employees of the company.

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to each of the company's five most highly paid executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. The company's 1984 stock option plan and the EOBP are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Base Salary

   The Compensation Committee reviews the history of and proposals for the compensation package of each of the company's executive officers, including BSBT and performance-based compensation components. The base salary is then set as a percentage of BSBT, taking into account the level and amount of responsibility of the individual. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their BSBT as base salary and the highest percentage of their BSBT as their individual bonus target amount. For example, in 1999 the base salary for Dr. Barrett, President and Chief Executive Officer, was 50% of his total BSBT. The other executives' base salaries (other than Dr. Moore's) were determined in the same manner, but the base salary segment as a percentage of their BSBT for 1999 ranged from 50% to 60%, depending on their job responsibilities. Once fixed, base salary does not depend on the company's performance. In 1999, Dr. Moore, the company's Chairman Emeritus, received compensation equal in amount to that paid to outside directors (as described under "Directors' Compensation").

   As a result of this process, and in accordance with the company's compensation philosophy that total cash compensation should vary with company performance, the Compensation Committee establishes base salaries of the company's executive officers at levels which the Compensation Committee believes are below the average base salaries of executives of companies considered by the Compensation Committee to be comparable to the company. Thus, as set forth below, a large part of each executive officer's potential total cash compensation is dependent on the performance of the company as measured through its performance-based compensation programs.

Performance-Based Compensation

Executive Officer Bonus Plan

   The EOBP is a cash-based incentive bonus program. The purpose of the EOBP is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on diluted earnings per share ("EPS") of the company.

   The EOBP provides for the determination of a maximum bonus amount which is established annually for each executive officer pursuant to a predetermined objective formula, subject to a maximum annual limit of $5,000,000. Under this predetermined formula, the maximum bonus payment for any performance period is the product of (i) the executive officer's individual bonus target for the performance period and (ii) the numerical value of the company's EPS for the performance period multiplied by a pre-established factor (the "multiplier") set by the Compensation Committee. For purposes of this formula, "EPS" means the greater of (x) the company's operating income or (y) the company's net income, in each case per weighted average common share outstanding, assuming dilution during such performance period. Operating income does not include interest and other income earned by the company, and does not include a deduction for interest expense and income taxes; as a result, the figure for operating income per share generally exceeds the figure for net income per share. The EPS data to be utilized in the calculations (and which is also used in the company's published financial statements) is reviewed and approved by the Compensation Committee.

   In January 1999, the Compensation Committee established individual bonus targets ranging from $125,000 to $525,000 for each of the executive officers except Dr. Moore (representing a range of 40% to 50% of BSBT) and set the multiplier as 0.91 for the 1999 performance period (subsequently adjusted to 1.82 in connection with the 1999 stock split). During this period, operating income per share of $2.81 exceeded net income per share of $2.11 and led to an EPS value, as defined, of $2.81 to be used in the formula for determining the maximum bonus amount.

   Under the EOBP, the Compensation Committee has discretion to reduce (but not to increase) an individual's actual bonus payment from the amount that would otherwise be payable under the above formula. In the past, the Compensation Committee has exercised its discretion to pay bonuses at amounts that were below the maximum amounts permitted under the EOBP. The EOBP does not specify the factors that the Compensation Committee evaluates in the exercise of its discretion to reduce bonus payments under the EOBP and does not require the Compensation Committee to make such a reduction.

   For the 1999 performance period, the Compensation Committee chose to exercise its discretion to reduce the bonus amounts paid under the EOBP to the amounts that would have been paid to the executive officers under the EBP. Bonus payments under the EBP are generally lower than the maximum bonuses payable under the EOBP because of differences in the plan calculations of bonus amounts. The EBP formula utilizes the net income per share amount in its calculation, and that per share amount may be adjusted in the discretion of the Compensation Committee. For 1999, the net income per share amount was adjusted for certain acquisition-related costs. The EPS utilized in the EOBP formula is based on the greater of operating income or net income. The EBP formula also takes into account whether certain business group objectives have been met over the performance period. For example, for 1999, business group objectives considered in determining the bonus payments under the EBP included financial and non-financial goals such as sales, customer satisfaction, productivity measures, cost reduction and employee training. The particular goals are set each year and vary from year to year. In determining bonuses payable to the executive officers with responsibility for overall performance of the company, such as the Chairman of the Board and the Chief Executive Officer, the Compensation Committee took into account the corporate average score on achievement of business objectives. For those executive officers with specific responsibility for a particular business group, achievement scores were based on either the individual business group's score or a combination of the group's score and the corporate average score.

Employee Cash Bonus Plan

   The Employee Cash Bonus Plan (the "ECBP") is a profit-sharing program that offers cash rewards to employees, including executive officers, based on corporate profitability. Twice a year, eligible employees receive 0.55 day's pay (calculated based on eligible earnings for the six-month period, including one-half of EBP or EOBP bonus targets as applicable) for every two percentage points of corporate pretax profit as a percentage of revenues, or a total payment based on 4% of net income, whichever is greater. The Employee Cash Bonus is paid in the first and third quarters of each year based on corporate performance for the preceding two quarters.

   For the year 1999, payments based on 4% of net income resulted in an annual cash bonus payment under the ECBP of 26.4 days' pay per employee.

Profit-Sharing Retirement Plans

   The company has both tax-qualified and non-qualified capital accumulation/retirement plans ("Profit-Sharing Retirement Plans"). The tax-qualified plans are available to eligible employees in the U.S. and Puerto Rico, and there are similar plans for certain of the company's non-U.S. subsidiaries. The non-qualified plan is a supplemental plan that provides to eligible employees in the U.S. those contributions that could not be contributed to their accounts under the qualified plan because of limitations under the Code. The Profit-Sharing Retirement Plans are defined contribution plans that are designed to accumulate retirement funds for employees, including the executive officers, and to allow the company to make contributions or allocations to those funds. The company contribution is totally discretionary. The contributions approved by the Board may vary with the financial performance of the company, particularly the revenues and income of the company. However, there are no corporate performance factors or other specific factors that are required to be considered by the Board in determining the contribution. Contributions made by the company under the plans vest based on years of service. Vesting begins after three years of service in 20% annual increments until the employee is 100% vested after seven years.

   For 1999, the discretionary company contributions (including allocation of forfeitures) to the Profit-Sharing Retirement Plans for all eligible employees, including executive officers, equaled 12.5% of eligible salary (which includes actual EBP or EOBP bonus payments as applicable). Contributions to the qualified plan are limited under the Code. Where Code limits applied, the excess, up to 12.5% of eligible salary, was allocated to the non-qualified plan for eligible employees, including executive officers.

Stock Options

   Stock options are granted by the company to aid in the retention of employees and to align the interests of employees with those of the stockholders. Stock options have value for an employee only if the price of the company's stock increases above the fair market value on the grant date and the employee remains in the company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the company's employ. In addition, stock options directly link a portion of an employee's compensation to the interests of stockholders by providing an incentive to maximize stockholder value.

   The company has a 1984 Stock Option Plan, as amended, for use with officers and directors. The 1984 Stock Option Plan is generally used for making annual grants to officers and directors as a part of the company's executive performance review process. Annual stock option grants for executives are a key element of market-competitive total compensation. In 1999, stock options for the executive officers were granted upon recommendation of management and approval of the Compensation Committee. Individual grant amounts were based on internal factors, such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at other companies. In general, initial grants received upon commencement of employment are exercisable in increments over a five-year period, and subsequent grants are first exercisable five years after the date of grant (e.g., options granted in 1999 become exercisable in 2004). Under this 1984 Stock Option Plan, the company occasionally makes additional stock option grants to key officers and other senior-level employees in recognition of their future potential in leading the corporation. The vesting schedule for these grants is generally longer than that of regular stock options, typically vesting in increments beginning five years after the grant date, with the final increment vesting eight years after the grant date. The company also has a 1997 Stock Option Plan for use with all employees other than officers and directors. Stock options under all such plans are granted at a price equal to the fair market value on the date of grant. In addition, the company has assumed incentive plans in connection with mergers and acquisitions, including vested and unvested in-the-money stock option grants. At the time of assumption, these grants and plans are converted to become options on or grants of Intel common stock. No new grants are made under such assumed plans, and no directors or executive officers of the company are recipients of grants made pursuant to such plans.

Company Performance and CEO Compensation

   The company's compensation program is designed to support the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of the company's Chief Executive Officer, Dr. Barrett.

   Dr. Barrett does not have an employment contract. Dr. Barrett's BSBT is determined in the same manner as described above for all executive officers. In setting compensation levels for the Chief Executive Officer, the Compensation Committee considers data reflecting comparative compensation information from other companies for the prior year. In line with the Compensation Committee's general practice and discretionary authority, however, Dr. Barrett's 1999 salary and individual bonus target were not tied directly to the comparative compensation data. In January 1999, Dr. Barrett's base salary and bonus target were set at levels which, by comparison to selected companies reflected in the market data (a majority of which companies are included in the Dow Jones Technology Index), were 51% of the average for base salary, 50% of the average for target incentive-based compensation and 50% of the average for BSBT.

   Under the EOBP, Dr. Barrett's actual bonus for 1999 (paid in 2000) was $2,472,750. This bonus, like the bonuses paid to each of the other executive officers under the EOBP, was less than the maximum bonus provided under the EOBP formula due to the Compensation Committee's exercise of its discretion to reduce the maximum bonus to the bonus derived by utilizing the EBP formula, as described above. Although Dr. Barrett's BSBT was 50% of the average total target compensation disclosed by the selected peer group, due to the high variability in the company's total compensation program and to the company's strong 1999 financial performance, his actual cash compensation (i.e., base salary and bonus) for 1999 was 91% of the average total actual cash compensation disclosed by the selected peer group.

   In 1999, the Compensation Committee awarded Dr. Barrett stock options to purchase 108,000 shares of stock. These options first become exercisable in 2004. In 1999, the company also contributed $20,000 to Dr. Barrett's account under the tax-qualified retirement plan and allocated $272,500 to Dr. Barrett's account under the non-qualified retirement plan, based on the company's 1999 results. In general, Dr. Barrett's retirement plan accounts are available to Dr. Barrett only upon retirement, termination, disability or death.

   The Compensation Committee is pleased to submit this report to the stockholders with regard to the above matters.

   Compensation
   Committee:

   Jane E. Shaw, Chairman  Winston H. Chen
   John P. Browne          David S. Pottruck

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Dr. Shaw and Messrs. Browne, Chen and Pottruck, all of whom are outside directors, served on the Compensation Committee in 1999. No director or executive officer of Intel serves on the compensation committee of the board of directors of any company for which Dr. Shaw or Messrs. Browne, Chen and Pottruck serve as executive officers or directors.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

   None of the company's executive officers has employment or severance arrangements with the company.

EXECUTIVE COMPENSATION

   The following tables set forth the annual compensation for the company's Chief Executive Officer during 1999, and for the four most highly compensated executive officers of the company, other than the Chief Executive Officer, serving as executive officers at the end of 1999.

SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                                                   Compensation
                                      Annual Compensation           Awards (3)
                              ------------------------------------ ------------
                                                                    Securities
                                                      Other Annual  Underlying   All Other
Name and Principal                                    Compensation   Options    Compensation
Position                 Year Salary ($) Bonus ($)(1)    ($)(2)       (#)(4)       ($)(5)
------------------       ---- ---------- ------------ ------------ ------------ ------------
Craig R. Barrett         1999  525,000    2,591,300          --      108,000      292,500
  President and          1998  454,200    1,789,800      35,500      744,000      328,700
  Chief Executive
   Officer               1997  365,000    2,190,100      38,400      120,000      295,000

Andrew S. Grove          1999  500,000    2,467,900          --      108,000      305,700
  Chairman of the Board  1998  490,000    1,926,800          --      744,000      406,900
                         1997  465,000    2,790,400          --      144,000      384,000

Gerhard H. Parker        1999  310,000    1,286,400          --       54,000      163,900
  Executive Vice
   President             1998  290,000      989,700          --       64,000      207,400
  General Manager,       1997  275,000    1,382,300          --      464,000      187,200
  New Business Group

Leslie L. Vadasz         1999  260,000    1,120,000          --       27,000      143,600
  Executive Vice
   President             1998  255,000      879,800          --       36,000      173,800
  President, Intel
   Capital               1997  250,000    1,148,200          --       36,000      166,600

Paul S. Otellini         1999  266,000    1,109,300          --       54,000      136,100
  Executive Vice
   President             1998  243,800      812,200          --       64,000      176,600
  General Manager, Intel 1997  225,000    1,179,800          --      464,000      161,100
  Architecture Business
   Group

--------
(1) This amount includes the bonuses paid under the EOBP and the ECBP for 1997, 1998 and 1999.

(2) Reimbursement for apartment near corporate headquarters and related taxes.

(3) The company does not offer any restricted stock awards, stock appreciation rights or other long-term incentive programs.

(4) Indicates number of shares of common stock underlying options.

(5) All amounts listed in this column are composed of discretionary company contributions made under the company's non-qualified, defined contribution retirement plan and discretionary company contributions of $20,000 for each of the named executives in each of the years presented to the company's qualified, broad-based defined contribution retirement plan. These amounts are to be paid out to the named executives (or any other plan participant) only upon retirement, termination, disability or death.

OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants
             -------------------------------------------------------  Potential Realizable Value
               Number of      Percent of                               at Assumed Annual Rates
               Securities    Total Options                           of Stock Price Appreciation
               Underlying     Granted to     Exercise or                for Option Term ($)(4)
                Options      Employees in    Base Price   Expiration ----------------------------
Name         Granted (#)(1) Fiscal Year (2) ($/Share) (3)    Date         5%            10%
----         -------------- --------------- ------------- ---------- ------------- --------------
C. Barrett      108,000          0.27%         $61.41      4/13/09       4,171,000     10,570,100
A. Grove        108,000          0.27%         $61.41      4/13/09       4,171,000     10,570,100
G. Parker        54,000          0.13%         $61.41      4/13/09       2,085,500      5,285,100
L. Vadasz        27,000          0.07%         $61.41      4/13/09       1,042,800      2,642,500
P. Otellini      54,000          0.13%         $61.41      4/13/09       2,085,500      5,285,100

--------
(1) These options are first exercisable in 2004.

(2) Based upon a total of 40,632,056 options granted to employees under Intel's option plans in 1999.

(3) Under all stock option plans, the option purchase price is equal to the fair market value at the date of the grant. All of these options were granted on April 13, 1999.

(4) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Intel common stock appreciates from the date of grant over a period of 10 years at the annualized rates of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                Number of
                                          Securities Underlying     Value of Unexercised
                                         Unexercised Options at    In-the-Money Options at
                               Value    December 25, 1999 (#)(1)  December 25, 1999 ($)(2)
             Shares Acquired  Realized  ------------------------- -------------------------
Name         on Exercise (#)    ($)     Exercisable Unexercisable Exercisable Unexercisable
----         --------------- ---------- ----------- ------------- ----------- -------------
C. Barrett            --             --  1,270,976    1,420,000   100,239,600  73,205,600
A. Grove              --             --    732,000    1,608,000    54,006,000  87,330,600
G. Parker        170,000     11,075,620    506,672      806,000    39,734,700  40,811,500
L. Vadasz             --             --    580,672      243,000    45,713,200  13,992,300
P. Otellini      200,662     12,904,546    888,250      806,000    67,693,400  40,811,500

--------
(1) These amounts represent the total number of shares subject to stock options held by the named executives at December 25, 1999. These options were granted on various dates during the years 1990 through 1999.

(2) These amounts represent the difference between the exercise price of the stock options and the closing price of Intel common stock on December 23, 1999 (the last day of trading for the fiscal year ended December 25, 1999), for all in-the-money options held by the named executive. The in-the-money stock option exercise prices range from $2.44 to $61.41. These stock options were granted at the fair market value of the stock on the grant date.

PENSION PLAN TABLE

                                                Years of Service (2)(3)
                                        ---------------------------------------
Eligible Compensation (1)                 15      20      25      30      35
-------------------------               ------- ------- ------- ------- -------
$160,000 and above..................... $30,382 $40,510 $50,638 $60,765 $70,893

--------
(1) The plan provides for minimum pension benefits that are determined by a participant's years of service credited under the plan, final average compensation, taking into account the participant's Social Security wage base and the value of the participant's company contributions, plus earnings, in the Profit-Sharing Retirement Plan. If the annuity value of the profit-sharing account balance exceeds the pension guarantee, the participant will receive benefits from the Profit-Sharing Retirement Plan only. Compensation includes regular earnings and most bonuses. However, maximum eligible compensation for 1999 is $160,000, in accordance with Internal Revenue Code Section 401(a)(17). This amount is subject to cost-of-living adjustments in accordance with Internal Revenue Code Section 415(d).

(2) For each of the employees named in the Summary Compensation Table, the years of credited service as of year-end 1999 under the company's pension plan are currently as follows: Dr. Barrett (25); Dr. Grove (31); Dr. Parker (30); Mr. Vadasz (31); and Mr. Otellini (25).

(3) The table illustrates the estimated annual benefits payable in the form of a straight-life annuity upon retirement at age 65 under the pension plan to persons in the specified compensation and years of service classifications for Social Security benefits. The Employee Retirement Income Security Act of 1974 contains certain limitations on the amount of benefits that may be paid under pension plans qualified under the Internal Revenue Code. The amounts shown are subject to reduction to the extent that they exceed such limitations but are not subject to reduction for Social Security benefits.

PROPOSAL 2: AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 4.5 BILLION TO 10 BILLION

Introduction

   The company's Restated Certificate of Incorporation currently authorizes the issuance of four billion five hundred million (4,500,000,000) shares of common stock, with a par value of one tenth of one cent ($.001) per share, and fifty million (50,000,000) shares of preferred stock, with a par value of one tenth of one cent ($.001) per share. In January 2000, the Board of Directors adopted a resolution proposing that the Restated Certificate of Incorporation be amended to increase the authorized number of shares of common stock to ten billion (10,000,000,000), subject to stockholder approval of the amendment.

Current Use of Shares

   As of February 25, 2000, the company has approximately 3,342 million shares of common stock outstanding and approximately 602 million shares reserved for future issuance under the company's employee stock plans, of which approximately 298 million shares are covered by outstanding options and approximately 304 million shares are available for grant or purchase. In addition, the company has approximately 4 million shares reserved for issuance upon conversion of convertible notes assumed in the acquisition of Level One Communications, Incorporated. Based upon the foregoing number of outstanding and reserved shares of common stock, the company currently has approximately 552 million shares remaining available for other purposes.

Proposed Amendment to Restated Certificate of Incorporation

   The Board of Directors has adopted resolutions setting forth (i) the proposed amendment to the first sentence of paragraph 4 of the company's Restated Certificate of Incorporation; (ii) the advisability of the amendment; and (iii) a call for submission of the amendment for approval by the company's stockholders at the annual meeting.

   The following is the text of the first sentence of paragraph 4 of the Restated Certificate of Incorporation of the company, as proposed to be amended:

  The total number of shares of all classes of stock that the Corporation is authorized to issue is ten billion fifty million (10,050,000,000), consisting of ten billion (10,000,000,000) shares of Common Stock with a par value of one tenth of one cent ($.001) per share and fifty million (50,000,000) shares of Preferred Stock with a par value of one tenth of one cent ($.001) per share.

Purpose and Effect of the Proposed Amendment

   The Board of Directors believes that the availability of additional authorized but unissued shares will provide the company with the flexibility to issue common stock for a variety of corporate purposes, such as to effect future stock splits and stock dividends, to make acquisitions through the use of stock, to raise equity capital, to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans and under plans of acquired companies.

   Increasing the number of shares of common stock that Intel is authorized to issue would give the company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. On 12 occasions since Intel's initial public offering in 1971, there has been either a stock split or a stock dividend functionally serving as a stock split. The last such action was a 2-for-1 stock split effected as a dividend in April 1999. Also in 1999, the company issued approximately 34.3 million shares of common stock to acquire Level One Communications, Incorporated, which was the company's only acquisition during the last 10 years using stock instead of cash as the primary consideration. The Board of Directors believes that the proposed increase in authorized common stock will make sufficient shares available for use pursuant to the purposes described herein. Other than as permitted or required under the company's employee benefit plans and under outstanding options, warrants and other securities convertible into common stock, the Board of Directors has no immediate plans, understanding, agreements or commitments to issue additional common stock for any purposes. No additional action or authorization by the company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted. The company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

   Under the company's Restated Certificate of Incorporation, the company's stockholders do not have preemptive rights with respect to common stock. Thus, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

   The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the company, it may be possible for the company to endeavor to impede the attempt by issuing shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for the company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the company's business. However, the Board of Directors is not aware of any attempt to take control of the company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

   If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the company's Restated Certificate of Incorporation with the Delaware Secretary of State. However, if the company's stockholders approve the proposed amendment to the company's Amended and Restated Certificate of Incorporation, the Board retains discretion under Delaware law not to implement the proposed amendment. If the Board exercised such discretion, the number of authorized shares would remain at current levels.

Vote Necessary to Approve the Amendment

   The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, assuming a quorum is present, is necessary for approval of the amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock whose shares are held in a brokerage or bank account fails to provide the broker or the bank with voting instructions as to such shares) effectively count as votes against the amendment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM FOUR BILLION FIVE HUNDRED MILLION (4,500,000,000) TO TEN BILLION (10,000,000,000). UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT.

PROPOSAL 3: APPROVAL OF AMENDMENT AND EXTENSION OF THE COMPANY'S EXECUTIVE OFFICER BONUS PLAN

Introduction

   Since 1994, the company has had an Executive Officer Bonus Plan ("EOBP"). The EOBP is a cash-based incentive bonus program, and its purpose is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on diluted earnings per share ("EPS") of the company. There are currently 11 persons, the company's executive officers (except for Dr. Moore), who are eligible to receive bonuses under the EOBP. These executive officers include Craig Barrett, the company's President and Chief Executive Officer, and the other officers listed in the section of this proxy statement entitled "Executive Compensation."

   The EOBP was last submitted to the stockholders for approval in 1995. In accordance with this Proposal 3, the company is requesting that the stockholders approve an amendment to the EOBP concerning the relevant calculation of EPS under the EOBP, and extend qualification of the EOBP under
Section 162(m), as further described herein, for an additional five years, from 2000 through 2004.

   The company is seeking stockholder approval for this amendment and extension of the EOBP because of the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any tax year with respect to each of the company's five most highly paid executives. However, certain performance-based compensation approved by stockholders is not subject to the deduction limit. The EOBP is designed to provide for this type of performance-based compensation. To continue to qualify under Section 162(m), the company must obtain stockholder approval of the EOBP at least every five years.

   The text of the EOBP is set forth in Exhibit A to this proxy statement, and the proposed new language which is the subject of this proposal is underlined. The following is intended to be a summary of the EOBP's principal terms and does not purport to be a complete statement of its terms. This summary is subject to and qualified in its entirety by reference to Exhibit A.

Purpose of the EOBP

   The purpose of the EOBP is to (i) motivate and reward executives for good performance and (ii) allow the company's compensation expense to vary with the company's profitability. The company's compensation policy is that cash compensation should vary with company performance. In accordance with that policy, the Compensation Committee establishes base salaries for the company's executives at levels that are generally below the base salaries of executives of companies generally considered by the Compensation Committee to be comparable to Intel. Thus, a large part of each executive's total cash compensation is tied to performance of the company by way of performance-based plans such as the EOBP. The EOBP provides for the determination of a maximum bonus amount that is established annually for each executive officer pursuant to a predetermined objective formula, subject to a maximum annual limit of $5,000,000. Under this predetermined formula, the maximum bonus payment for any performance period is the product of (i) the executive officer's individual bonus target for the performance period and (ii) the numerical value of the company's EPS for the performance period multiplied by a pre-established factor (the "multiplier") set by the Compensation Committee. The company's use of the EOBP is described in this proxy statement in the "Report of the Compensation Committee on Executive Compensation."

Participants

   As noted herein, the individuals eligible for the EOBP are the company's executive officers, currently 11 persons (excluding Dr. Moore).

The Use of Earnings Per Share (EPS) in the EOBP

   For purposes of the EOBP bonus calculation formula, "EPS" means the greater of (x) the company's operating income or (y) the company's net income, in each case per weighted average common share outstanding, assuming dilution during such performance period. Operating income does not include interest and other income earned by the company, and does not include a deduction for interest expense and income taxes; as a result, the figure for operating income per share generally exceeds the figure for net income per share. The EPS data utilized in the calculations (and which is also used in the company's published financial statements) is reviewed by the Compensation Committee, and the maximum and actual bonuses are approved by the Compensation Committee.

   Under the EOBP, the Compensation Committee has discretion to reduce (but not to increase) an individual's actual bonus payment from the amount that would otherwise be payable under the EOBP formula. In the past, the Compensation Committee has exercised its discretion to pay bonuses at amounts that were below the maximum amounts permitted under the EOBP. The EOBP does not specify the factors that the Compensation Committee evaluates in the exercise of its discretion to reduce bonus payments under the EOBP and does not require the Compensation Committee to make such a reduction. For each of the last five years, the Compensation Committee has chosen to exercise its discretion to reduce the bonus amounts paid under the EOBP to the amounts that would have been paid to the executive officers under the company's Employee Bonus Plan ("EBP"). Executive officers covered by the EOBP do not receive a bonus under the EBP. Bonus payments under the EBP are generally lower than the maximum bonuses payable under the EOBP because of differences in the plan calculations of bonus amounts. The EBP formula utilizes the net income per share amount in its calculation, and that per share amount may be adjusted in the discretion of the Compensation Committee. For 1999, the EBP net income per share amount was adjusted for certain acquisition-related costs. The EBP formula also takes into account whether certain business group objectives have been met over the performance period. For example, for 1999, business group objectives considered in determining the bonus payments under the EBP included financial and non-financial goals such as sales, customer satisfaction, productivity measures, cost reduction and employee training. The particular goals are set each year and vary from year to year. In determining bonuses payable to the executive officers with responsibility for overall performance of the company, such as the Chairman of the Board and the Chief Executive Officer, the Compensation Committee took into account the corporate average score on achievement of business objectives. For those executive officers with specific responsibility for a particular business group, achievement scores were based on either the individual business group's score or a combination of the group's score and the corporate average score.

Proposed Amendment to the EOBP

   As with the EBP and certain other company compensation programs, management and the Board believe it would be useful to allow the Compensation Committee to have the discretion to adjust the calculation of EPS for the purposes of the EOBP. Under the EOBP as proposed to be amended, "EPS" means the greater of
(x) the company's operating income or (y) the company's net income per weighted average common and common equivalent shares outstanding, in each case adjustable based upon qualifying objective criteria selected by the Committee in its sole discretion within the period prescribed by the IRS. Such criteria may include, but are not limited to: asset write-downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial conditions and results of operations appearing in the company's annual report to stockholders for the applicable year. Subject to this requested stockholder approval, the Compensation Committee has adopted the use of these criteria for adjustment of the EPS calculation with regard to bonuses for 2000 under the EOBP, which would be payable in 2001.

   The actual amount of future bonus payments under the EOBP is not presently determinable, and the discretion granted the Compensation Committee by this amendment could result in the EPS figure in any year being higher or lower than it might otherwise be without this grant of discretionary authority. However, the EOBP continues to provide that no bonus in excess of $5,000,000 will be paid under the EOBP to any executive officer for any performance period. Further, the Compensation Committee, in its sole discretion, may, as it has in each of the past five years, reduce the amount of an executive's bonus under the EOBP to an amount below the maximum bonus calculated pursuant to the EOBP formula.

Vote Necessary to Approve the EOBP

   The affirmative vote of the holders of a majority of the shares of Intel common stock represented and voting at the annual meeting is required to approve the amended and extended EOBP. Unless marked to the contrary, proxies received will be voted FOR approval of the amended and extended EOBP.

   In the event that stockholder approval of the amended and extended EOBP is not received, the maximum amount payable under the EOBP for 2000 will be based on the plan as in effect prior to the amendment and extension, and in subsequent years, management and the Compensation Committee of the Board will review various alternatives for introduction and use of other cash-based, performance-linked bonus programs for the company's executive officers. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible under Section 162(m) of the Code. If the amended EOBP is not approved by stockholders, and the company makes payments under the existing EOBP, such payments will be deductible by the company only to the extent permitted under Section 162(m) of the Code. In addition, substantial portions of future payments made under a substitute plan not approved by stockholders may be non-deductible to the company, increasing the company's overall costs.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND AND EXTEND THE COMPANY'S EXECUTIVE OFFICER BONUS PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL TO AMEND AND EXTEND THE COMPANY'S EXECUTIVE OFFICER BONUS PLAN.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   Ernst & Young LLP have been the company's independent auditors since its incorporation in 1968 and at the recommendation of the Audit Committee of the Board have been selected by the Board of Directors as the company's independent auditors for the fiscal year ending December 30, 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review its future selection of auditors.

   A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

   Audit services of Ernst & Young LLP for 1999 included the examination of the consolidated financial statements of the company and services related to filings made with the Securities and Exchange Commission, as well as certain services relating to the consolidated quarterly reports and annual and other periodic reports at international locations.

   Representatives of Ernst & Young LLP normally attend each meeting of the Audit Committee of the Board. The Audit Committee on an annual basis reviews audit and non-audit services performed by Ernst & Young LLP for the preceding year as well as the fees charged by Ernst & Young LLP for such services. Non-audit services are approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors' independence.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE CURRENT YEAR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT.

OTHER MATTERS

   Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's directors and executive officers, among others, to file with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market, Inc. an initial report of ownership of the company's stock on Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the company with copies of all
Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members is covered by these reporting rules. As a matter of practice, the company's administrative staff assists the company's executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and in filing these reports on their behalf.

   Based solely on a review of the copies of such forms furnished to the company, and on written representations from certain reporting persons, the company believes that during fiscal 1999, all of its executive officers and directors filed required reports on a timely basis under Section 16(a), except as follows: a Form 4 and Form 5 were not timely filed to report the sale of shares obtained upon exercise of a stock option by Albert Yu, the company's Senior Vice President, Microprocessor Products Group; a Form 4 was not timely filed to report a private disposition of shares by Mr. Palevsky; and the ownership of step-up warrants by a member of the family of Arvind Sodhani, the company's Vice President and Treasurer, as to which Mr. Sodhani was deemed to have beneficial ownership, was not reported on his Form 3, and the conversion of those warrants into Intel stock was not timely reported on a Form 4 or a Form 5. Amended or corrective filings, as applicable, have been made for each of the above-described transactions.

   2001 Stockholder Proposals or Nominations. From time to time, stockholders of the company submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the company's 2001 proxy statement. Any such stockholder proposals must be submitted in writing to the Secretary of the company no later than December 13, 2000. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the company's proxy statement.

   Alternatively, under the company's Bylaws, a proposal or a nomination that the stockholder does not seek to include in the company's proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Secretary of the company for the 2001 annual meeting of stockholders not less than 45 days or more than 120 days prior to the date on which the company first mails its proxy materials for the 2000 annual meeting, unless the date of the 2001 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2000 annual meeting. For the company's 2001 annual meeting, this means that any such proposal or nomination must be submitted no earlier than December 13, 2000 and no later than February 26, 2001. If the date of the 2001 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2000 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2001 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of common stock of the company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. Stockholders should contact the Secretary of the company in writing at M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119 to make any submission or to obtain additional information as to the proper form and content of submissions.

   Financial Statements. The company's financial statements for the year ended December 25, 1999 are included in the company's 1999 Annual Report to Stockholders. Copies of the annual report are being sent to the company's stockholders concurrently with the mailing of this proxy statement. Stockholders directly registered by name on the books of Harris Trust and Savings Bank, or holding shares in nominee name through certain brokers and banks, have in earlier mailings been offered the opportunity to obtain this proxy statement and the annual report by accessing it in electronic form on the company's Web site instead of receiving paper copies. If you have not received or had access to the annual report, please notify the Secretary of the company, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95052-8119, and a copy will be sent to you. The company's annual report and this proxy statement are available on Intel's Investor Relations Web site (www.intc.com).

   Other Matters. At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

   Proxy Solicitation. The expense of solicitation of proxies will be borne by the company. The company has retained D. F. King & Co., Inc. to solicit proxies for a fee of $11,500 plus a reasonable amount to cover expenses. Certain of the company's directors, officers and other employees, without additional compensation, may also solicit proxies personally or by written communication, telephone or other electronic means. The company is required to request brokers and nominees who hold stock in their name to furnish the company's proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

VOTING VIA THE INTERNET OR BY TELEPHONE


  If you hold your shares directly           If you hold your shares in an account
  registered in your name with Harris Bank:  with a broker or a bank that participates in the ADP Investor Communication
                                             Services program:
--------------------------------------------------------------------------------------
  To vote by phone (within the U.S. and      To vote by phone: your voting form from
  Canada only, toll-free): (888) 266-6795    your broker or bank will show the
                                             telephone number to call.
  To vote via the Internet:                  To vote via the Internet:
  www.harrisbank.com/wproxy                  www.proxyvote.com


   For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Harris Bank may vote those shares telephonically by calling Harris Bank at (888) 266-6795 (within the U.S. and Canada only, toll-free), or via the Internet at Harris Bank's voting Web site (www.harrisbank.com/wproxy).

   For Shares Registered in the Name of a Broker or a Bank. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Harris Bank for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site (www.proxyvote.com).

   General Information for All Shares Voted Via the Internet or By Telephone. Votes submitted via the Internet or by telephone must be received by 12:00 midnight Central Time on May 16, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

   The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Counsel has advised the company that the Internet voting procedures that have been made available through Harris Bank are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                          By Order of the Board of Directors

                                          /s/ F. THOMAS DUNLAP, JR.
                                          By: F. THOMAS DUNLAP, JR.
                                          Secretary

Santa Clara, California
Dated: April 12, 2000

                                   EXHIBIT A

INTEL CORPORATION EXECUTIVE OFFICER BONUS PLAN (AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2000)

New language added or described in Proposal 3 is underlined for the convenience of the reader.

   1. PURPOSE. The purpose of this amended and restated Bonus Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on earnings per share ("EPS") of Intel Corporation (the "Company"). The Bonus Plan is designed to ensure that the annual bonus paid hereunder to executive officers of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). This amended and restated Bonus Plan is subject to stockholder approval.

   2. COVERED INDIVIDUALS. The individuals entitled to bonus payments hereunder shall be the executive officers of the Company, as determined by the Compensation Committee (the "Committee").

   3. THE COMMITTEE. The Committee shall consist of at least two outside directors of the Company who satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan in accordance with Code Section 162(m).

   4. AMOUNT OF BONUS. Bonus payments are made in cash. The maximum bonus payment is the product of (i) an individual bonus target in dollars for the performance period set by the Committee in writing and (ii) the numerical value of EPS for the performance period multiplied by a factor (the "multiplier") that is set by the Committee in its sole discretion and is in writing. The term "performance period" shall mean the service period for which the bonus is payable. For this calculation, the term "EPS" shall mean the greater of operating income or net income per weighted average common and common equivalent shares outstanding, for the performance period, in each case adjustable based upon qualifying objective criteria selected by the Committee in its sole discretion within the period prescribed by the IRS. Such criteria may include, but are not limited to: asset write-downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. The individual bonus target, the multiplier and the EPS definition shall be adopted by the Committee in its sole discretion with respect to each performance period no later than the latest time permitted by the Code. However, no bonus in excess of $5,000,000 will be paid to any executive officer for any performance period. In its sole discretion, the Committee may also reduce, but may not increase, an individual's bonus calculated under the preceding formula. In determining the amount of any reduced bonus, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised bonus amount. The bonus payable hereunder shall be paid in lieu of any bonus payable under the Company's Employee Bonus Plan.

   5. PAYMENT OF BONUS. The payment of a bonus for a given performance period requires that the executive officer be on the Company's payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No bonus shall be paid unless and until the Committee makes a certification in writing as required by Code Section 162(m).

   6. AMENDMENT AND TERMINATION. The Company reserves the right to amend or terminate this Bonus Plan at any time with respect to future services of covered individuals. Bonus Plan amendments will require stockholder approval only to the extent required by applicable law.

COMMUNICATING WITH THE COMPANY

   We have from time to time received calls from stockholders inquiring about the available means of communication with the company. We thought that it would be helpful to describe these arrangements, which are available for your use.

 . If you would like to receive information about Intel, you may use one of the following methods:

  1. To have information such as the company's latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please call Intel's transfer agent, Harris Trust and Savings Bank, at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5125 (outside the U.S. and Canada, call collect).

  2. To listen to a recording of our most recent quarterly earnings release or to reach a Stockholder Services representative, please call (800) 298-0146 (within the U.S. and Canada) or (312) 360-5125 (outside the U.S. and Canada, call collect).

  3. To view Intel's home page on the Internet, visit Intel's main Web site at www.intel.com. Intel's home page gives you access to product, marketing and financial data; an online version of this proxy statement and Intel's annual report to stockholders; and job listings. The direct address of Intel's Investor Relations Web site is www.intc.com.

 . If you would like to write to us, please send your correspondence to the following address:

    Intel Corporation
    2200 Mission College Blvd.
    Santa Clara, CA 95052-8119 USA
    Attn: Investor Relations, RN5-24

As a stockholder, you will continue to receive the annual report and proxy statement either by mail or via the Internet if you choose that option.

                Directions to the Santa Clara Convention Center
              5001 Great America Parkway, Santa Clara, California

[MAP APPEARS HERE]

The Santa Clara Convention Center is located at the corner of Great America Parkway and Tasman Drive. There is parking in front of the building and a large parking garage behind the Center. There is NO CHARGE for parking.

From San Francisco                          From San Jose/Monterey/Morgan Hill
 Take 101 South to the Great America         Take 101 North to the Great
 Parkway exit. Go East onto Great            America Parkway exit. Go East
 America Parkway (a left turn).              onto Great America Parkway (a
 Follow for 1 1/2 miles to Tasman            right turn). Follow for 1 1/2
 Drive. Turn right onto Tasman Drive,        miles to Tasman Drive. Turn right
 and the Center will be on your left.        onto Tasman Drive, and the Center
                                             will be on your left.


From Oakland
 Take 880 South to 237 West. Turn           From Sacramento/Walnut
 left at the Great America Parkway          Creek/Dublin
 exit. Follow for about 3/4 mile.            Take 680 South to Calaveras
 Turn left onto Bunker Hill Drive            Highway/237 West. See directions
 (the Westin Hotel will be on your           from Oakland (237 West).
 left). This will bring you directly
 into the parking garage for the
 Center and hotel.

                                            From Santa Cruz/Los Gatos
                                             Take 880 North to 101 North. See
                                             directions from San Jose.

                               INTEL CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

----------------------------------------------------------------------
The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
----------------------------------------------------------------------
1. Election of director nominees listed below:      For   Withhold   For All
   01-C. Barrett    02-J. Browne   03-W. Chen       All      All     Except
   04-A. Grove      05-J. Guzy     06-G. Moore      [_]      [_]       [_]
   07-D. Pottruck   08-J. Shaw     09-L. Vadasz
   10-D. Yoffie     11-C. Young

   ________________________________________________
   Except Nominee(s) written above


2. Amendment of the Company's                         For    Against   Abstain
   Restated Certificate of Incorporation to           [_]      [_]       [_]
   Increase the Number of Authorized
   Shares of Common Stock from 4.5
   Billion to 10 Billion.

3. Amendment and Extension of the                     [_]      [_]       [_]
   Company's Executive Officer Bonus
   Plan.

4. Ratification of Ernst & Young LLP as               [_]      [_]       [_]
   Independent Auditors.


                     I plan to attend the             [_]
                     Annual Meeting in
                     person.


Date:___________________ Signature(s):__________________________________________
     NOTE: Please sign exactly as name appears on this proxy. Joint owners must each sign. Attorneys, executors, administrators, trustees or guardians signing in a representative capacity must give full title.

[_] Mark here for address change noted on reverse side.
--------------------------------------------------------------------------------
                      /\     FOLD AND DETACH HERE     /\
CONTROL NUMBER                                                      [INTEL LOGO]


                    YOU CAN VOTE BY TELEPHONE OR INTERNET!
                   AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.


                               TO VOTE BY PHONE
                               ----------------
                       (within the U.S. and Canada only)

 .  Call toll free 1-888-266-6795 from a touch tone telephone. There is NO
   CHARGE for this call.

 . Enter the six-digit Control Number located above and then follow the voting instructions.

     Option 1: If you choose to vote as the Board of Directors recommends on ALL
     --------
               proposals, press 1. When asked, please confirm your vote by pressing 1 again.

     Option 2: If you choose to vote on EACH proposal SEPARATELY, press 0 and
     --------
               follow the recorded instructions. Your vote selections will be repeated and you will have an opportunity to confirm them.


                            TO VOTE ON THE INTERNET
                            -----------------------

 .  Go to the following Web site: www.harrisbank.com/wproxy

 . Enter the information requested on your computer screen, including your six-digit Control Number located above, then follow the voting instructions on the screen.

  If you vote by telephone or the Internet, DO NOT mail back this proxy card.
   Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on May 16, 2000.

                             THANK YOU FOR VOTING!

5157--Intel Corporation

PROXY                                                                      PROXY

                               INTEL CORPORATION
        2200 Mission College Blvd., Santa Clara, California 95052-8119 Proxy Solicited by Board of Directors for Annual Meeting--May 17, 2000

ANDREW S. GROVE, CRAIG R. BARRETT and F. THOMAS DUNLAP, JR., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on Wednesday, May 17, 2000 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR
Item 1 (Election of Directors), FOR Item 2 (Amendment of the Company's Restated Certificate of Incorporation to Increase the Number of Shares of Common Stock from 4.5 Billion to 10 Billion), FOR Item 3 (Amendment and Extension of the Company's Executive Officer Bonus Plan) and FOR Item 4 (Ratification of Selection of Independent Auditors).

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

[_]  Mark here for address change and note below.

     New Address: __________________________________

     _______________________________________________

     _______________________________________________

                              IF VOTING BY PAPER,
                       PLEASE MARK, SIGN, DATE AND MAIL
                        THIS PROXY CARD PROMPTLY, USING
                             THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

                               SEE REVERSE SIDE
--------------------------------------------------------------------------------

                        Annual Meeting of Stockholders
                               Intel Corporation
                   May 17, 2000 -- 10:00 a.m. (Pacific Time)


                    [MAP TO SANTA CLARA CONVENTION CENTER]


                         Santa Clara Convention Center
                          5001 Great America Parkway
                            Santa Clara, California


5157--Intel Corporation